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PRECISION CASTPARTS

Host: Mark Donegan

August 18, 2003/9:00 a.m. CDT

PRECISION CASTPARTS

August 18, 2003

9:00 a.m. CDT

Moderator

Good morning, everyone, and welcome to Precision Castparts’ conference call to discuss its acquisition of SPS Technologies. As a reminder, this call is being recorded. After the remarks by members of management, the call will be open to questions from investors and analysts only. I’ll now turn the conference call over to your host, Director of Corporate Communications, Mr. Dwight Weber. Please go ahead, sir.

D. Weber

Good morning. This is Dwight Weber. As you know, we issued a press release this morning on our acquisition of SPS Technologies, Incorporated. Before we begin, let me remind our listeners that this call will include forward-looking statements relating to our future operations, prospects and businesses. For further information with respect to forward-

looking statements, you can see page 2 of the slides, which are available for download at our company Web site, or with the filings at the SEC.

Finally, let me make one other note. We are holding this call because of the importance of this deal. We will not, however, hold conference calls for routine events like our quarterly financial results. I’m here with Mark Donegan, Chairman and Chief Executive Officer of Precision Castparts, and Bill Larsson, Chief Financial Officer. We’ll start out with Bill Larsson. Bill, we’re ready to go.

B. Larsson

Thank you, Dwight. I will now walk you through the highlights of the deal, and then turn the call over to our Chairman and CEO, Mark Donegan, who will discuss our strategies and approaches to the businesses we are acquiring.

As you can see by looking at slide No. 3 in the presentation, the implied equity value of this transaction is $575 million, or $43.78 per share of the stock of SPS Technologies. This implies a premium for SPS shareholders of 28% over the closing SPS price last Friday. This is a 50/50 cash/stock transaction. In summary, shareholders may choose between $43 in cash or 1.36 shares of PCC stock for each share of SPS, subject to proration. You can see that we have fixed the total cash and stock portions of the deal.

We will assume or repay the SPS net debt of $154 million, bringing the enterprise value to $729 million.

Now if you’ll turn to slide No. 4, on this slide we summarize the financing for the cash portion of the deal. The important point is that we have the financing in place, and the closing does not depend on financing. The financing which we lay out on slide No. 4 will be a combination of new bank credit facilities and new senior notes.

At the end of the day, we expect SPS shareholders to own 14% of PCC. We expect the deal to close by the end of this calendar year. The closing is not subject to financing conditions, and the transaction does not have to be approved by the shareholders of PCC. The closing, however, will be subject to the customary approval of regulators. It also must be approved by 80% of the shareholders of SPS.

Now I would like to turn the call over to Mark Donegan, the Chairman and Chief Executive Officer of PCC.

M. Donegan	Good morning. I thought a good place to begin would be on page 5. Maybe that would kind of tee it up. I’d like to go through what we feel makes SPS a very strong acquisition for Precision Castparts.

When Bill and I began looking at an acquisition roughly eight months ago, we put some criteria together that we felt made sense. It would be a publicly-traded company. It would have strong financial systems, with a primary objective to be able to drive through our daily metrics. It would be in the $500 to $800 million range, and would have a strong aerospace component. One thing that our Wyman-Gordon acquisition showed was that having a really solid base to get our synergies through quickly was a very strong building block.

After looking at a number of businesses, we felt that SPS fit that profile exactly, and it’s a transaction now that we’ve been working at for roughly five to six months.

Page 6 shows that it strengthens our core business, which I really put into two different categories. Aerospace certainly is one component of it, but complex metal products is another element of that. What Wyman Gordon showed us was that, even though at the time we really had no core competency of forgings, what we did have was a real strong understanding of the aerospace market and our customer base, and we had what it takes to be extremely successful and competitive in that marketplace. SPS continues to expand that ability through another product offering, which is their fastener business.

The other very attractive element of this acquisition is that, even in its non-core aerospace business, SPS still is what I would consider a very process-driven business, which again allows us to take our core competency in our castings, forgings and other related businesses, and drive that through. What that really leads us to is our ability to take costs out, and we have a proven track record of that. It’s something we’re committed to, and I think that there is very strong upside potential in taking the costs out of this acquisition.

We do see it being accretive in the first full year. We’re looking at the first 12 to 15 months, and we believe very strongly that we can take $20 to $25 million worth of costs out, and we really believe we can hit thereafter a run rate of roughly $30 to $35 million annually.

Going to page 7 and looking at what SPS does to our aerospace business, it takes us from our current stand-alone position of $1.1 billion right now, and increases that to $1.4 billion. More importantly, it increases both our military and our spares aftermarket, which are two significant pieces of the puzzle moving forward, and which certainly have had a significant mitigating effect in the current downturn of the marketplace we’re in right now. It leaves our commercial at roughly 51%.

A more extensive breakdown now of SPS appears on page 8. We have done a very extensive due diligence. With the aerospace fastener business, you’re looking at a grouping of companies with technology that is extremely high-end – complex components and mission-critical products that are attaching wings to center body, tail sections, engines to wings, so again, fitting very strongly with the PCC profile of dealing in the high end of this particular end of the business. There is a lot of cross-over in our alloys. There’s a lot of titanium and nickel-bearing alloys, which again is very complementary to what PCC does today.

Moving over to the engineered fasteners, I think it’s important to note that these are not fasteners that one would use to hold the dashboard to the chassis. Again, you’re looking at that product that would have safety and reliability in the drive trains and a number of other complex parts inside the automobile, which again yields itself to a longer product life cycle, as well as to an extended qualification process.

The specialty materials business is one we know very well. Cannon is currently a supplier of ours, as is Argueso, so we’re looking at a grouping of businesses there with good synergies that are available to us. It’s certainly the higher end of the metal-making world, so we feel very good about specialty metals.

In magnetic products business, I think they’ve got some very outstanding product lines. Moving forward, we’re going to have to make sure we clearly understand what upside potential there is, and how we can integrate it in the balance of our business.

With page 9, what I’d really like to do is kind of step back to 1993, when we really went on our diversification strategy. If you look at where we were at that point in time, our aerospace makeup was 86%, with 14% being general industrial. We then came into 2000 with a conscious effort to reduce our aerospace to 52%. Power generation came in at 20%, fluid management at 17%, and general industrial down to 11%. Where we finished last year is about $2.1 billion. You can see that the aerospace segment remained fairly flat at 53%. Even during the market downturn, our power generation market share has been able to keep us in that 20% range. Fluid management was flat at 16%, and general industrial.

The pro forma of the combined companies reduces our aerospace to that 50% range, and that’s a range that I feel very comfortable in. Certainly the objective of this was not diversification. The objective of this was to do two things: It was to solidify and to allow us to grow our aerospace business, while giving us complementary businesses to the balance. If you look at the balance, power generation has come down to 15%, fluid management to 12%. You can see the growth in the general industrial.

Page 10 is an important chart. What this demonstrates is this drive we’ve made at diversification and not being tied 100% to aerospace. Look at significant deteriorations in our two primary markets. Aircraft deliveries and gas are seeing year-over-year decreases. Yet our product mix has allowed us to deliver consistently and maintain our operating margin percentage. We said it a year ago, we said it two years ago, that we felt during this downturn, we’d be able to maintain our operating margin percent. We’ve been able to do that. In fiscal year ‘03, we came in at 14.5%, consistent pretty much with what we said we were going to be able to do a year ago. So the strategy of diversifying, but again diversifying in companies or businesses where we can get good synergies, is one that we’re going to continue, and I think SPS is a very strong win toward that strategy.

On page 11, again we emphasize what we consider certainly a core competency of ours: our ability to maintain our operating margin percentage. What I’ve really tried to show here is kind of the opportunity that exists with the consolidation or the bringing together of these two companies. If you look at the top line, which represents Precision Castparts in 2000, our operating margins were 13%. In 2001, they went to 14.5%. We peaked at 15.2%. Again, operating in significant deteriorating markets in fiscal year ‘03, we’ve been able to maintain that 14.5%.

Certainly I think our opportunity here is the ability to bring our methodology, our mindset, our intensity and our tenacity in through the SPS organization. If you look at where their operating margins have gone, moving from 12% to 6.2%, we view all that as very significant upside potential for us.

One thing I will say is going through the SPS organization over the course of the last two or three weeks, I’ve been very pleased with the caliber of people I’ve been able to see at the operating units. I think that taking our systems in and through that organization is going to be a very solid combination.

If I look at this pro forma, it’s very comparable to what we saw with Wyman-Gordon. We entered Wyman-Gordon kind of in a down market. Their margins had eroded, and I think you can see over the course of the last three or four years what we’ve been able to do with our mindset through that organization.

On page 12, again kind of building on the Wyman-Gordon story, I think that what we did very sound due diligence with Wyman. We went into Wyman with a very definitive list of our synergies, and it went from putting our main operating systems in place to doing some reorganization in the Wyman-Gordon organization, but more importantly, what we did is we took the people that were there, and we just drove the cost structure.

Looking at where SPS is at this point in time, I feel as though our due diligence has even been enhanced since the Wyman-Gordon acquisition, and I feel as though we have a very clear, concise strategy of how to move forward. With Wyman, we committed that we would take roughly $30 million out in two years. We were able to take that $30 million out in the first full year of operation.

I wish I could tell you something fancy, that we brought some great forging technology. We didn’t. What we brought is our relentless cost attack, and we just drove it through very talented people. Again, I see the same type of integration going on at SPS.

Page 13 goes through our debt paydown that we did from the Wyman-Gordon acquisition. We were at 61% debt to cap or $1.1 billion of debt right after the acquisition. Now, prior to the SPS, we have driven our debt down at the end of our Q1 to 38% debt to cap, and our total debt is $684 million. So again, at the time of the acquisition, we made a commitment to paydown debt. It falls into our daily attack, and we expect to be able to do the same type of debt paydown post the SPS acquisition.

So in general, what we see this doing is expanding our aerospace business, very similar to the Wyman-Gordon acquisition. The balance of the business is comparable in manufacturing process and capabilities. It does provide additional diversification in new markets. We are in the automotive markets now, through two or three of our other businesses, but this certainly enables us to enhance our automotive presence. SPS has done a very solid job of driving to offshore manufacturing, and I think that’s going to be a significant help for us moving forward across our existing PCC base business.

Certainly one of the primary objectives is to improve SPS margins, and to take that and bring that through to our customers and benefit them. I think those of you that follow us know that we are relentless in our pursuit of this, and we have no intentions of stopping, either in our core businesses or with SPS.

With that, I think, Dwight?

D. Weber	Yes, we’re ready to take questions. Thank you, Mark. Mark and Bill will now take your questions, and we’ll turn it back to the operator to moderate that portion.

Moderator	Thank you. One moment, please. The first question in the queue is from the line of Mario Gabelli from Gabelli & Company. Please go ahead.

M. Gabelli

Hello, Mark. It’s kind of a good way to start the day for all of us. I was trying to figure a way to buy more PCP, so thank you, but – well, it was terrific. You’re picking up a wonderful asset, and we’re delighted to become large shareholders of your company in one way or another.

Mark, you did a nice job of going through the terms. What are the regulatory – I don’t see any antitrust of any kind, but can you just walk through any particular things in Europe that the arbitrageurs are going to be interested in?

M. Donegan

Sure. First of all, Mario, let me tell you, I do agree with one thing, though: I think that the assets we’re picking up are really exceptional assets, so I do agree with that. Going and seeing them, there’s strong technology, good people, and I really feel good about that.

From the antitrust position, we really don’t see any major overlaps. If you look at the areas from the aerospace side, we make no aerospace fasteners whatsoever, so from that vantage point, we don’t anticipate any problems whatsoever. In terms of Cannon, there’s a number of people out there that can make alloy. We make our own. Our competitors make their own. So we don’t see any significant problem with that.

The only overlap is in a very small piece of our business. We have Reed-Rico, which is a tooling manufacturer for the fastener industry. SPS has Highlife, but again, we tend to compete in very different markets from that vantage point.

On the European side, we do not at this point in time see ourselves needing to go through the EU. We will file, it’s either three or four independent countries, and we don’t expect any problem whatsoever through that process.

M. Gabelli

The transaction fits like a glove. Just stepping back one more giant step, you don’t need financing. Your cash flows are going to be terrific. But do you need anything for a margin of safety, or is this kind of almost looking at it as an equity financing for you?

M. Donegan	I’ll let Bill Larsson answer that question.

B. Larsson

We’re in good shape financing-wise. We have commitments in place from Bank of America to close the transaction. What we’re going to do, Mario, is to issue new senior notes at the close, as well as replace all of our existing credit facilities, so that we have a maturity schedule that’s not as lumpy as it would have been. It will be a new five-year facility that will be taken out at closing.

M. Gabelli	I hate to beat it, but since I own 30% of SPS for clients, I figured I’d get three questions in. Do you have a lockup with Tinnicum? What can you tell us about that?

B. Larsson	We would expect there’s a lockup with Tinnicum, yes.

M. Gabelli	Now, the reason is that you’re buying this at such a good price and it’s so accretive and enhances the company, when I find a stock with the quality of PCP and the – at 12 times pro forma with such a great balance sheet, I can see where the stock will go up sharply, as opposed to some deals where the stock goes down. Thanks very much.

M. Donegan	Thanks, Mario, appreciate it.

M. Gabelli	You bet. See you in September.

Moderator	The next question is from the line of Howard Rubel from Soundview Tech Group. Please go ahead.

H. Rubel

Thank you very much. I have three questions. When you talk about the close of the transaction, why wouldn’t you be able to close this within 60 days or so, given the normal Hart-Scott-Rodino and some of the other issues.

B. Larsson	Howard, we will need to have a merger vote from the SPS shareholders, and that process normally takes 90 days to complete.

M. Donegan	What we will be doing, Howard, concurrently, obviously, is we will be going into the Hart-Scott-Rodino filing, but we expect to do those two in tandem.

H. Rubel	Second question is, when you talk about the $25 million, that’s pretax, isn’t it? In terms of savings?

B. Larsson	Correct.

H. Rubel

If you look at your peer companies in the fastener world, which is sort of the largest element of the business, it doesn’t seem to me that you’re fully reflecting the sort of levels that you could attain versus peer companies. Could you elaborate on that a little bit?

D. Weber	Could you rephrase that, Howard?

H. Rubel	Sure, Dwight. I’m sorry.

D. Weber	Ask it again, please.

H. Rubel	With just the $25 million or so cost savings, it wouldn’t seem to me that you’re getting to peer-level margins, or for that matter, you’re even getting the standard Precision Castparts margins.

M. Donegan

Yes, I understand clearly now. There’s no doubt about it, Howard, that we wanted to make sure that we go out with very attainable solid numbers, and that’s what we’ve done there. You have followed PCC for a long period of time, and you know where we go. You know there’s no way in the world that we will stop at a number. You can rest assured that we’ll drive through every possible opportunity there is to take costs out, and with that, you can make your own assumptions where that will lead us.

H. Rubel

I think that’s fair. Two more questions and then I’ll be done. One is, there is a reasonable amount of intangibles that you take on. Will there be some allocation between goodwill and intangibles, or is this all going to be amortizable?

B. Larsson	There will be a modest amount allocated to intangibles.

H. Rubel	Then finally, the restructuring of the debt, Bill, would probably allow you to get more attractive interest rates than you currently have. Is that a fair characterization of what will happen here?

B. Larsson

From the bank facility standpoint, they will be approximately the same as what we have today. Then, of course, the capital markets rates are very favorable, so we’re looking at a ten-year facility at very attractive rates.

H. Rubel	Could you be a little more specific, give us a sense in rough terms of where you think the blended rate would be?

B. Larsson	I can’t give that to you right now, Howard, but maybe a little later on we can do that.

H. Rubel	Thank you very much for your help.

Moderator	The next question is from the line of Eric Hugel from Stevens. Please go ahead.

E. Hugel

Good morning. Can you maybe expand a little on the cost savings that you expect to generate? Is part of that going to come from, I guess, closing down additional facilities, or stuff that you’re going to basically have to take charges for in the beginning, that you’re going to recover over time, or is that just for redoing processes and stuff like that, where you’re not going to really see massive closures of facilities and stuff like that?

M. Donegan

At this point in time, we don’t see massive closures of facilities. Kind of what our mentality is going to be is, again, I think they’ve got very soft processes. We’ll go in and do the same type of thing for material utilization, productivity gains, engineering – the kind of the things that we do best. That’s where we will attack from the start.

Then there are also a couple of businesses that we need to make sure we look at very clearly and have a clear strategy moving forward. But again, I think the assets they have – and I think Mario hit it very well – the assets they have are good, solid assets, good technology, something that we can build on extremely quickly, and again, something that I think our customers can benefit from too.

If I go back to, again, the Wyman-Gordon deal, using that as a baseline, there’s no doubt about that our customers received a strong benefit from that acquisition over the course of the last three or four years. So all of that ties into place and bodes well for moving forward. If you look at some of the other ones we’ve talked about, in the past, Eric, in terms of material, you’re still looking at titanium and nickel-bearing alloys; so again you look at being able to get some additional strength by combining the two companies. You’re going to have a pretty formidable force out there in the marketplace of just buying raw material. So it’s getting very consistent with the things you’ve seen us do over the course of the last three or four years, that it’s going to drive those exact same processes through, and we’re going to do it very aggressively and very fast.

E. Hugel

If you can expand on the Muskegon operation. I know Howmet – now Alcoa – has one of their main castings facilities up there. Are they a major customer of them? Could Alcoa come back and give you problems in the closing?

M. Donegan

There are a couple of things in there. First of all, if you look at the alloys that Cannon puts through, there’s really one that is a proprietary alloy – CMSX – I want to say CMSX-4. That alloy is a licensed technology to Howmet today. So from that vantage point, Howmet has the license. I mean, in terms of non-patented alloys, we all have the same capabilities. Us, Howmet, Cannon. So we have all got the exact same capabilities today, to be able to do all that. So I think realistically, could they say something? Yes. Is there a case to be built? No. I mean, I think that it’s a very defensible situation that we have with Cannon moving forward.

E. Hugel

Is SPS a tier-one supplier to the autos? I guess meaning that, I know over the last couple of years, the auto manufacturers have been slashing and burning their supplier base pretty heavily, and I’m just trying to get a sense, and also maybe on the aero side – I know these are highly engineered fastener systems and stuff like that. But typically, from my understanding, is that there’s multiple choices that these companies have for selecting what fastener they want to use in what hole. I’m trying to get an understanding of that. Is it, yes, it’s a highly engineered product, but there’s also multiple choices that they can use?

M. Donegan	Sure. Let me answer that – you asked a multitude of questions. Let me try to answer those the best that I can.

From the automotive standpoint, yes, they do supply directly into the automotive customer base, so from that vantage point, the answer is yes. On the aerospace side, they also supply directly into the aerospace side, and that is an advantage that we see because we’re dealing with the same end customers – GE, Rolls, Pratt & Whitney, Boeing, Airbus – all the military people. So if you look at what we can do, we can make that event easier for our customer base, in that we can provide a broader offering to them and certainly make their procurement of our basket of offerings a much easier transition. So they both go directly into the end customers, and it’s something that we do see as an advantage to us.

E. Hugel	All right, thank you.

Moderator	The next question is from the line of John Rogers from D. A. Davidson. Please go ahead.

J. Rogers

Good morning. When you bought Wyman-Gordon, you gave us – and I can’t remember if it was right on the deal or shortly thereafter – a debt pay-down schedule. The time looked fairly aggressive, but obviously paid off. Do you have a similar schedule now that you can share with us?

B. Larsson	One that relates to this transaction?

J. Rogers	Exactly.

B. Larsson

Yes, we do have a schedule like that. Similar to the Wyman-Gordon transaction, we’re showing very aggressive pay-down as well. Just in general terms, we expect that by the end of our fiscal ‘05, which is the first full year after the deal, that our debt to cap would be lower than what it is today, with PCC on a stand-alone basis. So we’re very committed to reducing our debt and maintaining an investment grade credit profile.

J. Rogers	Bill, that by the end of ‘05, you’d be back under 40%?

B. Larsson	Yes.

J. Rogers

Okay, great. Then, Mark, if you could, the SPS profile that you gave us between the aerospace fasteners, the engineered, and then specialty materials and magnetics, do you have any thoughts that you can share with us in terms of your perception of the growth opportunities there, more over a long-term basis?

M. Donegan

Yes, it’s one of the things that we’re very excited about. I think there’s a lot of market share out there to be gained. Certainly it’s going to be cost-driven. John, you’ve heard me speak about this over and over again, but that is not going to change. But if you look at the long-term prospects, especially on the aerospace side, you have two or three players that are out there. Our job is going to be very clear: we are going to just have to attack this cost structure and go out and grow the market. It’s a very similar strategy to what we were able to do with Wyman-Gordon; we were able to get it, and then go through some significant growth, but it was all cost-driven.

If I look at the assets that they have, again, I can’t emphasize enough, I think they’ve got extremely solid assets, and that’s in terms of not just factories and facilities, but it’s their technology, their engineering, the management team I was able to meet. I think they’ve got a very solid operation to build on. But I think there’s some significant upside to this, and one of the things we’re going to focus on very quickly is where do we have to be, and how do we get there, and how we drive that through.

J. Rogers

On the specialty materials side, in the last couple of years you’ve put a lot of money in there, internally within PCP, and had some good growth and cost savings there. Can you give us a sense of how fast that business can grow within SPS?

M. Donegan

If you look at it realistically, you’re probably going to take the first eight to 12 months to get in, get your cost structure down. I’ve not yet had a good solid chance of looking at how long their contracts go and what the competitors’ contracts do. But I would think within 12 months from now, we’ll be in a position to come into the marketplace with a good strong cost structure and take advantage of the opportunities that are out there.

J. Rogers	Okay, thanks a lot.

Moderator	Our next question is from the line of Peter Jacobs from Ragen McKenzie. Please go ahead.

P. Jacobs	Good morning, Mark. Good morning, Bill. Two questions. First, can you share with us any discussions that you’ve had with your credit agencies,

and what kind of stipulations that they’re putting on you to maintain that Bbb-? The other thing too is my sense has been, over the past year, that if the debt continued to come down, they might actually increase, upgrade your debt rating, and so that’s probably not in the cards right now. But could you just tell us what your discussions are with them?

B. Larsson

Yes. We’ve had meetings with the agencies prior to the announcement of the transaction, taking them through the specifics of the deal, as well as the proposals that we have in place for financing the transaction and paying down debt, and I think those discussions have gone very well. The plan is that a specific rating action will not be made until later on. Mark and I plan to visit with each agency and to take them through more detail about the transaction, and that will happen within the next two or three weeks.

P. Jacobs	Just to better understand, do you feel very comfortable with you maintaining the Bbb- by S&P, or the equivalent with Moody’s?

B. Larsson	I think we’re certainly hopeful that that will be the outcome.

P. Jacobs	Okay.

M. Donegan

What we will do, Peter, is we go back to the rating agencies once a year. We really extend to them a lot of our forward thinking, how we’re going to get there. We will spend whatever time we need to make sure that the deal is clearly understood by the rating agencies.

P. Jacobs	My sense is, and I’m sure you share the same feeling, that you’re not being given the benefit of the doubt as it is, and I think you should be at least two notches higher right now –

M. Donegan	I’m going to come to you with the presentation.

P. Jacobs

I’m just looking at the ratios, that’s all. Secondly, could you just kind of talk a little bit more about the accretion earnings time line as you see it? I’m curious if you see any up-front expenditures, kind of one-time-ish expenditures associated with the initial integration. Or is this a process in which it’s just running the business and driving out costs on a going-forward basis?

M. Donegan

Let me try to answer first, and then certainly Bill can add to it. We’ve made some assumptions right now of the costs. We expect that to go through and integrate in the first six months, obviously. We’ve looked at the businesses, so we do have a cost associated with that. Having said all that, we do view this transaction as accretive right from the start.

P. Jacobs

So essentially, what I’m reading, then, from you, or hearing from you, is that you would not expect even in the first quarter or second quarter into it, that we should not expect to see any kind of hit to the earnings based on the acquisition?

B. Larsson

Most of those types of charges would be picked up in purchase accounting and would not go directly to the P&L. So I would say you’re correct, you will not see any hit as a result of any actions that we take with regard to the business units after acquisition.

P. Jacobs	Lastly, and this gets into perhaps a sensitive area, but in terms of kind of corporate consolidation, can you speak a little bit more towards the opportunity there, if you can?

M. Donegan

It is sensitive, but we’ve also, together with SPS, have been very up-front about that. We do see a significant opportunity right out of the blocks in the consolidation of the corporate. It doesn’t take a rocket scientist to kind of figure out what those elements are, but we will do that right at the start.

Again, it’s comparable to the same way we went into the Wyman-Gordon. We got those corporate synergies right away, and we expect to get the same corporate synergies right away in this acquisition also.

P. Jacobs	All right, thanks, Mark. Thanks, Bill.

Moderator	Our next question is from the line of Robert Friedman from Standard & Poors. Please go ahead.

R. Friedman

Good morning. Could you tell me – I don’t cover SPS. Could you tell me what the average free cash flow over the last operating cycle for SPS has been? And by “free cash flow,” just cash flow from operations minus cap ex.

B. Larsson	I don’t have that information in front of me, Robert. Maybe we can do that off-line.

R. Friedman	All right. Thank you.

M. Donegan	Feel free, Robert, you can give Bill Larsson a call, and he can answer that one for you.

R. Friedman	Thank you.

Moderator	The next question is from the line of Jim Fung from Gabelli & Company. Please go ahead.

(Audio quality compromised:)

J. Fung	Good morning. Good acquisition. Most of my questions have been answered. Just one quick question: Are you contemplating any sale of assets to bring down the debt from this transaction?

M. Donegan

Jim, at this point in time, we do not see any need to sell off any assets to do what we need to do with debt. We think that the cash flow of the combined companies is extremely strong, and we can get our debt to cap, as Bill said, back in a very reasonable shape within a short period of time. So we are not – for the purpose of debt reduction, we’re not perceiving any sale of assets.

J. Fung	I guess a follow-up: Are you contemplating other acquisitions? Are you going to take a hiatus for a while after this one?

M. Donegan

Again, we are committed to the rating agencies, so we will make sure that we get our debt to cap back in a solid position. So certainly our primary focus for the short haul would be to get the maximum synergies and integration effect we can get out of buying companies and paying down debt. I think that’s going to be our primary focus. So for the next year and a half, two years, we see that taking the bulk of our effort.

J. Fung	Great. Thank you.

Moderator	Our next question in queue is from the line of Peter Arment from JSA Research. Please go ahead.

P. Arment	Congratulations, everyone. All my questions have been answered, so thank you.

M. Donegan	Thanks, Peter. Appreciate it.

Moderator	Our next question is from the line of Richard Thierry from Delphi Management. Please go ahead.

R. Thierry	Thank you, my questions too have been answered.

M. Donegan	Richard, thanks.

Moderator	The next question in the queue is from the line of Drew Higdor from Tideman. Please go ahead.

D. Higdor	I wondered, you had mentioned the overlap in the tool business. If that was an issue, would you be prepared to divest it?

M. Donegan	If that came as an issue, somewhere between the combination of either ours or theirs, we would be prepared to come up with a solution to that.

D. Higdor

You mentioned on the super alloy business how you thought Howmet wouldn’t have an objection to that. Could you just maybe explain that to me a little bit better? Are there other suppliers out there? How much is out there?

M. Donegan

I didn’t say they wouldn’t have an objection. What I said is that I think it would be tougher to defend. If you look at the particular alloy that would be kind of an overlap, you’re really looking at either the proprietary alloy, which is the CMSX-4, which is a patented alloy. That the patent runs out at the end of 2004. Then you look at really the balance of the alloys, that all of us have the capability to make. We have the capability; Howmet has the capability. Cannon has the capability. So there’s nothing really out there that Howmet couldn’t produce on their own.

In terms of the patented alloys, Howmet has had a license on them to date. So Howmet possesses the capability of manufacturing those alloys today.

D. Higdor	If they decided to go somewhere else to get any of the supplies, is there a condition in the merger that if they lose a customer of X size or X percentage of revenue?

M. Donegan	We have taken into consideration any condition that would exist as a result of that, in our numbers. So we’ve taken that into our pro forma.

D. Higdor	So there’s no specific condition that if 5 or 10% is lost, that’s an issue?

M. Donegan	There will be something filed later today with some conditions. But I think everything is well covered.

D. Higdor	Okay.

D. Weber	We’re going to take one last question, Operator, and then we’re going to conclude.

Moderator	Our last question is a follow-up from Howard Rubel from Soundview Tech Group. Please go ahead.

H. Rubel

Thank you very much. I’m trying to understand, Bill, a little bit of the growth rate that you alluded to in your assumptions with SPS. Could you give us a range of what you think you can do? I mean, if we look at the last quarter, I think the orders were down slightly, so they had slightly negative book to bill. So how do you sort of view the business over the next six to 18 months? Obviously longer term, you’re even more excited.

M. Donegan

I think that, from the knowledge I’ve gotten – this is Mark – from my knowledge, what I’ve been able to see, they’ve got some new products that they’re able to introduce. They’ve got some new contracts with some of the end aerospace markets that they’re in the process of final development with. So I think that they’ve got some strong product offerings coming in, and they’re going to more than mitigate any additional downturn in the market.

What we’ve assumed moving forward is fairly conservative. We’ve assumed aircraft deliveries bottoming out at the end of ‘05, and then looking at very conservative growth of the 3 to 4% range, moving forward from there.

H. Rubel	Three to four percent real, or nominal?

B. Larsson	Real.

H. Rubel	Last, are there any breakup fees?

M. Donegan	Yes, there is a breakup fee. It’s $18 million.

H. Rubel	Thank you, gentlemen, very much for your help.

D. Weber	Thanks to everyone for listening in, and that will conclude our conference call for today.

Additional Information About This Transaction

PCC and SPS will file a proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission. PCC and SPS will mail the proxy statement/prospectus to the SPS security holders. These documents will contain important information about this transaction, and we urge you to read these documents when they become available.

You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from PCC at the PCC Corporate

Center/Financial Documents section of www.precast.com or by contacting PCC Investor Relations at (503) 417-4850. They may also be obtained under Financial Information in the Investor Relations section of www.spstech.com or by contacting SPS Investor Relations at (215) 517-2001.

Participants in This Transaction

PCC and SPS and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of PCC and SPS and information about other persons who may be deemed participants in this transaction will be included in the proxy statement/prospectus. You can find information about PCC’s executive officers and directors in PCC’s proxy statement (DEF14A) filed with the SEC on July 7, 2003. You can find information about SPS’s officers and directors in their proxy statement (DEF14A) filed with the SEC on March 31, 2003. You can obtain free copies of these documents from the SEC, PCC, or SPS using the contact information above.

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